Exhibit 99.1

CRYOPORT INVESTOR CONFERENCE CALL

September 20, 2012

2:00 p.m. Eastern time / 11:00 a.m. Pacific time

Management dial-in #: 877-407-6180

Operator

•	Welcome and introduction

•	Instructions

Don Markley

Thank you. This is Don Markley with LHA. Thank you all for participating on today’s call, during which management will provide an update on Cryoport’s business and plans. Joining me from Cryoport are the Company’s Chairman Stephen Wasserman and Chief Financial Officer Robert Stefanovich.

If you would like to be added to an email distribution list to receive future news and information about CryoPort, please call LHA in Los Angeles at 310-691-7100, and ask for Narine.

Before we begin, I’d like to caution listeners that management will make comments during this call that include forward-looking statements within the meaning of federal securities laws. These statements are covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act, and involve material risks and uncertainties associated with Cryoport’s business that could cause actual results or events to be materially different from those stated or implied by these forward-looking statements. For a list and description of those risks and uncertainties, please see the company’s filings with the Securities and Exchange Commission.

CryoPort disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether as a result of new information, future events or otherwise. Furthermore, this conference call contains time-sensitive information and is accurate only as of the date of this live broadcast, September 20, 2012.

With that said, I’d like to turn the call over to Stephen Wasserman; Stephen?

Stephen Wasserman

Thanks, Don. Good afternoon and my thanks to each of you for joining us today.

There are a number of areas we want to cover on this call, including

•	Discussing important organizational and marketing changes that have taken place within Cryport during the last 5 months;

•	Providing an update on our progress with customers and strategic partners, and also presenting our new service offerings;

•	Reviewing our results for the first quarter of fiscal 2013, which ended June 30, 2012, in particular our efforts to control costs; and

•	Responding to your questions at the end of the call.

Before we get to those topics, I do want to note that last Thursday we held our annual shareholder meeting at the corporate office in Lake Forest. We had a few shareholders in attendance, and I want to thank them for coming and for their support; it was pleasure to meet them in person and answer their questions about the Company. As for the business purposes of the meeting, shareholders re-elected the three directors, including myself, Karen Muller and Adam Michelin. In addition, the accounting firm of KMJ Corbin and Company was ratified as our auditors for the current fiscal year; and shareholders also approved an amendment to the Cryoport Stock Incentive plan to increase the number of shares available for issuance by 3 million.

I’ll now turn the call over to Robert for the discussion of recent financial results

Robert Stefanovich

Thanks Steve

In our fiscal first quarter, which ended June 30, we recorded revenue of $191,000, an increase of 55% compared to the first quarter of the prior year, and up 8% on a sequential basis compared with the fiscal fourth quarter that ended on March 31, 2012.

So we were able to report a modest improvement in sequential revenue growth despite the organizational changes and recalibration of our sales efforts Steve will discuss in greater detail on this call. In terms of shipping activity, we had over 100 customers placing orders for both of the last two quarters with the number of shipments increasing by 24% from 450 to 560 shipments.

Compared to the first quarter of last year however the number of customers and the number of total shipments both more than doubled.

While our revenue in absolute dollars is still modest, the underlying metrics are moving in the right direction. Please also bear in mind that many of these customers are still in what I would call the early adoption phase and our sales team is very focused on expanding within this existing customer base that have significant growth potential and have already completed the onboarding and are shipping on a regular basis with us.

We are very focused on controlling costs and expenses. Total Operating expenses were $1.4 million in the quarter which—excluding $0.2 million in severance costs—was down by 11% compared to the preceding quarter and 32% compared to the first quarter of the prior year.

We believe that additional cost cutting measures will be reflected in the coming quarters. In addition, we paid off the convertible note during the quarter, which eliminates a monthly cash outflow of approximately $200,000.

Other reductions include eliminating consultants, a reduction in travel expenses and a more focused approach on marketing activities and trade shows that are expected to have greater impact on generating sales leads.

Our cash balance as of June 30 was approximately $3 million. Even though our cash burn is expected to be lower in the upcoming months we will need additional funding by the first quarter of next year based on our current projections. We are currently evaluating several avenues to accomplish this.

From a production and manufacturing standpoint, we are well prepared for the growth we hope to see. Based upon our current inventory of dry vapor shippers, our capacity is more than 7,000 shipments per month. We also have a proven global logistics expertise, having shipped in and out of approx. 50 countries.

I’ll hand the call back over to Steve Wasserman.

Steve…

Stephen Wasserman

Thank you Robert,

As most of you know, I joined the Board of Cryoport at the end of March 2012, and since then have been very involved in the day to day workings of the Company along with my fellow directors, Adam Michelin and Karen Muller, in our capacity as the “Office of the Chief Executive.” We are firm in our belief that the Company is on track for success. In recent months we have added talented new managers at key positions, including Steven Leatherman as Chief Commercial Officer, and Ray Ramos as Vice President of Logistics and Customer Service to work alongside CFO Robert Stefanovich and our Vice President of Manufacturing and R & D Bret Bollinger. We have also replenished our sales organization with talented sales people from the logistics and life science industries.

While assessing the Cryoport organization, the board believed it was important to conduct a thorough evaluation of the marketing and sales strategies of the Company. To that end we met with current customers and prospects, and also performed a detailed review of the entire addressable market. Based upon this review we updated our focus on the products and services we offer to the market and also changed the primary focus of the type companies we call upon.

A significant issue came at us as we were doing this work – specifically, what are we selling? Our analysis led us to conclude that our customers had varied needs which could not always be satisfied by the approach of only providing a fully integrated solution. Of course we still see this as an attractive proposition for many of our customers, but not all. Our current proposals involve working with our customers to determine how we can use our solutions to fix their problems. We discovered that our logistics management platform, the Cryoportal, represents a key component to the solutions our customers are looking for.

For example, a customer such as Cenetron Diagnostics wants to manage the process of shipping their molecular diagnostic materials to their end point. In this case, we developed a program that trained them on the use of the Cryoportal and our containers, and we assisted in setting up an operation at their site. We now ship dewars from Lake Forest, California to Austin, Texas, where Cenetron fills the dewars with liquid nitrogen, performs the necessary quality evaluation, and then ships to their global customers as needed using the CryoPortal.

Another opportunity for us is to use the Cryoportal to manage the cold chain logistics for companies that have their own inventory of containers. We have demonstrated that by outsourcing the ordering, tracking and overall logistics management to us that they can save money in the long run and reduce the number of lost containers.

We are talking with companies that own several hundred dewars about our capabilities in managing and controlling this critical function and believe this is a large opportunity for us.

We are also preparing for the introduction of a new, smaller dry vapor shipper which is about to go into our trial and validation program for release later this year. This is a direct result of discussions we have had with existing and prospective customers to cover specific needs in our market space. This ‘compact’ dry vapor shipper will hold approx. six 2.0ml vials, and has a shorter 5-day holding time, compared with a 10-day holding time for our standard and high-volume containers.

Another important area we addressed was the review of marketing material as well as our website. We quickly updated our website to make it more customer-focused and easier to navigate. This of course is an ongoing project. We also updated our brochures and sales collateral to make them easier to use and less costly to produce. And, we just completed a promotional video outlining our solution which will be available on our website. In addition, the current edition of Time Magazine has an article on outsourcing and our solution is mentioned on page 50 related to the outsourcing in the health care industry.

I stated that we also took a fresh look at our market, by segment, and concluded that we were placing our emphasis on markets that did not have the potential for short term success. As we see it, our primary focus should be on biopharmaceutical, biotechnology and pharmaceutical companies that are shipping biological based materials or products. For example, we are currently shipping and expecting to expand our shipments with companies such as Sigma-Aldrich and Janssen Pharmaceuticals. In addition, we are expanding our market penetration via a strong relationship with a key molecular diagnostic company currently as an integral part of their clinical approval process and will be a critical component of their commercialization strategy anticipated in early 2013. The products we ship may be diagnostics, vaccines or therapeutics for both human and animal use. We believe there is a significant opportunity as well in biorepositories, such as Kryosphere, where we announced a new co-marketing agreement last week, and in support of in vitro fertilization clinics for humans and the same for animals, such as race horses and cattle. Of course, we are still calling on central labs, such as Lab Corp and Quest, and CROs such as Covance and Quintiles.

The last area I will cover is our relationship with Federal Express. In early 2011 FedEx launched its Deep Frozen Shipping Solution Using the Cryoport Express® Shipper, whereby they offer and promote our services to their customer base through their sales force. This strategic relationship has not resulted in the number of new customers or revenue growth that had been expected. There were several reasons for this lack of success, which we uncovered in a full day meeting with FedEx back in April of this year. Since then we have embarked on a process to provide FedEx customers with a FedEx-branded Cryoportal that allows them to manage the logistics without leaving the FedEx website. In addition, their sales people will now have visibility into the revenue they are generating through the relationship with Cryoport, and will receive incentives based upon that sales activity. We also embarked on a new working relationship, much more collaborative in nature, which has led to many new opportunities for Cryoport, including the relationship with Cenetron that I described earlier.

In conclusion, we believe that Cryoport is on the road to success, although at the beginning of the road. We have talented people and a responsive organization dedicated to delivering effective solutions to our customers. Our focus is on markets that are sizeable and in need of cold chain logistics to meet the needs of their business operations on a routine basis. We appreciate your continued commitment to the Company and look forward to providing you with a positive return on your investment.

Operator, we are ready to take questions.

Operator

[Operator provides Q&A instructions]

Stephen Wasserman

While we are waiting for the operator to compile the Q&A roster, I want to mention that we will be presenting next Thursday, September 27, at the Craig-Hallum-Alpha Select Conference in New York. This is a conference specifically for growing micro-cap companies, and we look forward to meeting new potential investors.

Operator, we’re ready for the first question.

Closing Remarks following Q&A

OK, so in closing I want to thank you again for participating on this call, and for your continued support of our Company.

We have a great opportunity to grow the business both in the near-term and over time, and I’m looking forward to reporting on our progress. Have a good afternoon.

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